Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 to be filed on or about October 8, 2020, of our report dated March 25, 2020, related to the financial statements of Fortman Insurance Agency, LLC as of and for the years ended December 31, 2018 and 2017, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Form S-1.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania
October 8, 2020